                                                                    EXHIBIT 11.1

                            SCOPUS TECHNOLOGY, INC.

               STATEMENTS OF COMPUTATION OF NET INCOME PER SHARE

                                         THREE MONTHS ENDED  SIX MONTHS ENDED
                                            SEPTEMBER 30,      SEPTEMBER 30,
                                         ------------------- -----------------
                                           1996      1997      1996     1997
(IN THOUSANDS, EXPECT PER SHARE DATA     --------- --------- -------- --------
                                                      (UNAUDITED)
Primary
Weighted average number of common
 shares outstanding....................     17,814    20,436   17,559   20,368
Shares issuable pursuant to options
 granted underemployee stock option
 plan, less assumed repurchased at the
 average fair market value during the
 period (1)............................      1,346     1,199    1,577    1,331
Number of shares for computation of net
 income per share......................     19,160    21,635   19,136   21,699
                                         ========= ========= ======== ========
Net income.............................  $   1,501 $   1,029 $  2,349 $  3,583
                                         ========= ========= ======== ========
Net income per share...................  $    0.08 $    0.05 $   0.12 $   0.17
                                         ========= ========= ======== ========
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(1) There is no difference between primary and fully diluted net income per share.

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